UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2006

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)
2381 Rosecrans Avenue
El Segundo, CA 90245
(Address of principal executive offices) (Zip Code)
(310) 536-0908
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 23, 2006, pursuant to a letter agreement, Peerless Systems Corporation (“Peerless”) hired John V. Rigali as Peerless’ new Chief Financial Officer and Vice President of Finance. Mr. Rigali has been transitioning into his new position since beginning employment on May 23, 2006 and assumed full responsibility on June 15, 2006. In this capacity, Mr. Rigali will lead and oversee all aspects of Peerless’ accounting and finance departments. Mr. Rigali will receive an annual salary of $180,000 and will be eligible to receive bonus payments of up to $95,000 in his first year of employment based upon completion of certain performance goals determined by the Compensation Committee of Peerless’ Board of Directors (“Compensation Committee”). Subject to approval of the Compensation Committee and pursuant to the Peerless 2005 Incentive Award Plan, he will also be granted options to purchase 25,000 shares of Peerless’ common stock. The options will have an exercise price equal to the closing price of Peerless’ common stock on the day immediately preceding the date of grant. The option grant will vest at a rate of 25% per year for the first four years of Mr. Rigali’s employment.
In connection with his hiring, Mr. Rigali will also enter into Peerless’ standard form change of control severance agreement whereby he is entitled to certain enhanced benefits upon a change of control where: (i) Mr. Rigali is terminated within eighteen (18) months following the change in control, other than for cause, or (ii) Mr. Rigali terminates his employment for good reason (as defined in the agreement) within 18 months following the change in control or (iii) such change in control is consummated (A) with a party with whom the Company has entered into a non-disclosure agreement for the purpose of consummating a change in control transaction while Mr. Rigali was employed by the Company and (B) within one (1) year following the termination of Mr. Rigali’s employment by the Company without cause (as defined in the agreement). Upon such events, Mr. Rigali is entitled to severance compensation and benefits, including those set forth below:
•	A lump sum payment equal to his annual base salary.

•	A lump sum payment equal to his annual bonus at expected value.

•	Full vesting of unvested stock options.

•	Continued medical and dental insurance benefits substantially similar to those provided during employment for Mr. Rigali and his eligible family members for one year.
In accordance with SEC rules, this 8-K is being filed along with the press release announcing Mr. Rigali’s employment.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On June 16, 2006, Peerless issued a press release announcing that John V. Rigali, 50, was hired as Peerless’ new Chief Financial Officer and Vice President of Finance effective June 15, 2006. Peerless became acquainted with Mr. Rigali through his role as a Sarbanes-Oxley and audit consultant to the Company. Through that experience, he gained a detailed understanding of Peerless’ business model and accounting systems and developed excellent working relationships with the Peerless finance and accounting team. Mr. Rigali has 29 years of experience in the finance and accounting fields. Immediately prior to joining the Company, he served as the Director of Finance at Guidant Software, Inc., a leading provider of computer forensic software applications and services. From January 2005 to March 2006, he was a Senior Manager with Control Solutions International, a global provider of assurance, risk management, and compliance advisory services including Sarbanes-Oxley compliance and traditional internal audit support. Prior to that, from October 2002 to January 2005, Mr. Rigali was a consultant operating as an independent contractor with a variety of professional service providers advising public companies with respect to compliance with Sarbanes-Oxley. From 1998 to 2002, Mr. Rigali served in varying capacities at JDEdwards, a leading provider of enterprise resource planning software, based out of Denver, Colorado. Mr. Rigali obtained his certification as a public accountant in the State of California after his tenure with Grant Thornton International, formerly Alexander Grant & Company and received a B.S.C. from Santa Clara University.
Mr. Rigali replaced William R. Neil, who has stepped down from the position of Chief Financial Officer and Vice President of Finance effective June 15, 2006. Mr. Neil will continue to be employed by the Company on a reduced-time basis for period of six years at an annual base salary of $25,000. Mr. Neil is not eligible for future bonuses or other incentive compensation. Mr. Neil will continue to be eligible for medical benefits and to participate in the 401(k) plan while he remains employed by the Company. All of Mr. Neil’s existing options will continue to vest under the regular vesting schedule. If Mr. Neil’s employment is terminated by the Company without cause, or if it is terminated by Mr. Neil for good reason, or in the event of his death or disability, prior to the expiration of the six-year term, Mr. Neil will be entitled to a lump-sum severance payment equal to the amount of the base salary that would otherwise have been paid through expiration of the full term (grossed up for payment of taxes) and a continued COBRA healthcare coverage or lump sum payment in lieu of such coverage through the expiration of the six year term, and any unvested options will vest if the date of termination is prior to the second anniversary of the agreement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1           Peerless Systems Corporation press release dated June 16, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION
Date: June 16, 2006	By:	/s/ John V. Rigali
		Name:	John V. Rigali
		Title:	Chief Financial Officer and Vice President of Finance

Exhibit Index

Exhibit No.	Description
99.1	Peerless Systems Corporation press release dated June 16, 2006.

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